Exhibit 3.193

CERTIFICATE OF INCORPORATION

OF

The Rehabilitation Hospital of Colorado Springs, Inc.

1. The name of the corporation is

The Rehabilitation Hospital of Colorado Springs, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The name and mailing address of each incorporator is as follows:

CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE CERTIFICATE OF INCORPORATION

OF THE REHABILITATION HOSPITAL OF COLORADO SPRINGS, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON SEPTEMBER 14, 1989

THE REHABILITATION HOSPITAL OF COLORADO SPRINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the Corporation is THE REHABILITATION HOSPITAL OF COLORADO SPRINGS, INC.

2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on September 14, 1989 and that said certificate requires correction as permitted by subsection (F) of section 103 of The General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said certificate to be corrected is as follows: The name of the corporation is incorrectly set forth.

4. Article One of the certificate is corrected to read as follows:

1. The name of the corporation is REHABILITATION HOSPITAL OF COLORADO SPRINGS, INC.

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